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Exhibit 10.21

FORM OF EMPLOYMENT AGREEMENT OF RICHARD J.S. BUCKNALL

        The information contained in this document constitutes a written statement of the terms of your employment in accordance with the requirements of the Employment Protection (Consolidation) Act 1978, as amended.

        This agreement is made on 11th September 1991 and is between

Name	RICHARD BUCKNALL
and
Company	WILLIS FABER & DUMAS LIMITED

        The main terms and conditions of your employment are set out below. For further details please refer to the Staff Handbook.

Date Continuous Employment Begins	1st SEPTEMBER 1986

Employment prior to this date with any previous employer does not count as part of your employment with the Company. This date is not necessarily the date used to determine your entitlement to certain employee benefits e.g. the Willis Faber Pension Scheme or Group Profit Share Scheme.
Current Job Title	MANAGING DIRECTOR
You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable, on terms and conditions no less favourable than those set out in this document.
Location	TEN TRINITY SQUARE, LONDON
You may be transferred to any other office providing that in the reasonable opinion of the Company it does not necessitate you having to move home address.
Salary	£ per annum (subject to annual review)
Your salary will be paid monthly in arrears by direct transfer to your bank account. Your salary will be reviewed annually.
Hours of Work
9.30 am to 5.30 pm Monday to Friday each week excluding public holidays with one hour for lunch to be taken at a time agreed with your Manager or Director. If your hours of work are different from this you will be advised separately. You will be expected to work such additional hours as are necessary to meet the demands of the business.
Your Obligations	During your normal hours of work you must devote the whole of your time, attention and ability to the business of the Company and at all times promote the interests and general welfare of the Group.

1

If you are in grade 9 or above then whilst this contract is in force you may not take any outside employment without the prior written agreement of your Managing Director.

During and after the termination of this contract you may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret of confidential information concerning the Company's business or operations, its clients or prospective clients. You must keep with inviolable secrecy all matters entrusted to you. These matters include but are not limited to details of clients, prospective clients, consultants, underwriters, or potential underwriters, product and/or cover details, premiums, commissions, specific cover arrangements or terms of business.
Pension Scheme	Subject to the rules of the Willis Faber Pension Scheme you will be eligible to join the Scheme provided you work at least 15 hours a week and have reached age 21. Details are in the Staff Handbook.
For members of the Pension Scheme there is a Contracting-Out certificate in force in respect of this employment.
Absence From Work	If you are unable to attend the office for any reason you should follow the procedure contained in the Staff Handbook which also explains your entitlement to payments whilst you are absent.
All permanent employees who contractually work at least 15 hours per week are automatically included in the Group's Long Term Disability Scheme.
Medical Examination	The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company's expense.
Holidays	Details of your holiday entitlement are set out in the Staff Handbook.
Employee Benefits	The details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Staff Handbook.
Termination of Employment	You may terminate your employment by giving written notice as follows:
Grade 1-8 inclusive
Up to 4 weeks continuous service—1 week
Over 4 weeks continuous service—4 weeks
Grades 9-13 inclusive—3 months
Grades 14-15 inclusive—6 months
If your employment is terminated by the Company you will receive written notice as follows:-
Grades 1-8 inclusive
Up to 4 weeks continuous service—1 week

2

Up to 4 years continuous service—4 weeks
From 5 to 12 years continuous service—1 week for each year of completed service
Over 12 years continuous service—12 weeks
Grades 9-13 inclusive—3 months
Grades 14-15 inclusive—6 months
This agreement will automatically terminate on the following date:
Grades 1-10 inclusive The end of the month in which your 65th birthday falls.
Grades 11-15 inclusive The end of the month in which your 60th birthday falls.

If you are in grade 9 or above then in the event of notice of termination being given in accordance with the Contract of Employment, the Company reserves the right to require you to work out your notice period from home, or to undertake different duties within the office.
Performance Improvement Procedure, Disciplinary Procedure, Appeals Procedure and Grievance Procedure	Details of these procedures are contained in the Staff Handbook

        This Agreement cancels any existing arrangement between you and the Company or any subsidiary or associated Company of Willis Corroon plc.

Signed for and on behalf of the Company                    /s/ D. PODD

        I have read and understood the Terms and Conditions stated in this Contract of Employment document and I confirm my acceptance of them.

Signed                                                                         /s/ R.J.S. BUCKNALL

Date: 23-12-91

3

THIS AGREEMENT is made on 18 May 1992 BETWEEN

(1)
WILLIS CORROON GROUP plc whose registered office is at Ten Trinity Square London EC3P 3AX ('Willis').

(2)
WILLIS FABER & DUMAS LTD

(3)
R J S BUCKNALL

WHEREBY IT IS AGREED as follows:

MEANING OF WORDS USED

1.1
'Contract of Employment' means the agreement dated 23 December 1991 made between the Company and the Executive.

1.2
Words used in this Agreement shall have the same meanings as those used in the Long Term Incentive Plan ('the Plan') except where the context requires otherwise.

AGREEMENT

2.
The Executive HEREBY AGREES that, in consideration of his membership of the Plan, the Contract of Employment under which he is employed by the Company shall be varied by the insertion of the following clauses immediately after the terms and conditions entitled 'Your Obligations' as follows:

RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

3.
Further Obligations

(A)
In this Clause the expressions following bear the meanings ascribed to them respectively below, namely:

    'Group-Company' means a member of the Group;

    'Prohibited Area' means England, Northern Ireland, Scotland and Wales;

    'Restricted Period' means the period of 12 months commencing with the Termination Date or such period as may be determined in accordance with sub-clause B (v) below;

    'Termination Date' means the date on which the Executive's employment with the Company shall determine, irrespective of the cause or manner.

  (B)
  Since the Executive is likely to obtain in the course of his employment with the Company confidential information and since he is likely to obtain during the course of his Employment with the Company personal knowledge of and influence over clients of the Group the Executive hereby agrees with the company that, in addition to the other terms of the Contract of Employment and without prejudice to other restrictions imposed upon him by law, he will be bound by the following covenants:

  (i)
  That he will not during the Restricted Period and within the Prohibited Area, either on his own behalf or for any other person, firm or organisation:

  (a)
  canvass or solicit or endeavour to canvass or solicit (whether on his own account or for any other person, firm or organisation) in competition with the Company or any other Group Company the custom of any person, firm or company who at any time during the last 12 months of his service with the Company was a client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and with whom the Executive shall have been personally concerned; or

      (b)
      entice away from the company or any other Group Company any person who was to his knowledge at any time during the last 12 months of his service with the Company an employee director, officer, agent, consultant or associate of such company.

    (ii)
    In the event of any individual policy or policies of insurance purchased by or for a client of the Company with whom the Executive shall have been personally concerned at any time during the last 12 months of his service with the Company or any other Group Company becoming renewable within more than twelve months after the Termination Date, the Restricted Period as defined above shall in relation to the activities specified in paragraph (i) above in relation to such client, be deemed to be the period commencing with the Termination Date and ending on the latest date for renewal of any such individual policy or policies of insurance for that client.

  (C)
  The Executive agrees that each of the paragraphs and sub-paragraphs contained in sub-Clause 3(B) above constitute an entirely separate and independent covenant on his part and the validity of one paragraph or a part thereof shall not be affected by the validity or unenforceability of another paragraph or part thereof.

  (D)
  While the restrictions imposed in this Clause are considered by the parties to be reasonable in all the circumstances it is agreed that if any one of more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company's or any other Group Company's legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

  (E)
  The Executive agrees that having regard to the facts and matters set out above the restrictive covenants contained in this Clause 3 are not only reasonable but are also necessary for the protection of the business and confidential information of the Company and all other Group Companies and he further agrees that having regard to those circumstances those covenants do not work harshly upon him.

  (F)
  The Executive shall not following the Termination Date represent himself as being in any way connected with the business of the Company or that of any other Group Company except to the extent agreed by such a company.

  (G)
  The restrictions contained in this Agreement are in substitution for all restrictions of a similar nature which apply to the Executive following the Termination Date which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences. For the avoidance of doubt the obligations incumbent upon the Executive not to use or reveal secret or confidential information of a sort described in the Contract of Employment shall remain in force and is not affected by the terms of this Agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
for and on behalf of:	)	/s/ I.F. GOODHAND
WILLIS CORROON GROUP plc	)
in the presence of:		/s/ D. PAUL
SIGNED by
for and on behalf of:	)	/s/ D.H. SMITH
WILLIS FABER & DUMAS LIMITED	)
in the presence of:	)	/s/ M.A. HEDLEY
SIGNED by	)	/s/ R.J.S. BUCKNALL
in the presence of:	)	/s/ C.N.F. METHVEN

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  Exhibit 10.21
FORM OF EMPLOYMENT AGREEMENT OF RICHARD J.S. BUCKNALL